Exhibit 10.3

AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT

This Amendment No. 3 (“Amendment”), effective as of March 22, 2013 (the “Effective Date”), hereby amends the Employment Agreement dated March 1, 2010, as amended by Amendment No. 1 to Employment Agreement, dated November 3, 2010 and Amendment No. 2 to Employment Agreement, dated March 1, 2012 (the “Agreement”), by and between AmTrust Financial Services, Inc., 59 Maiden Lane, 6th floor, New York, New York, a Delaware corporation (the “Company”) and Christopher M. Longo, an individual residing at 625 Club Drive, Aurora, OH 44202 (“Executive”).

WHEREAS, the purpose of this Amendment is for the Executive and the Company to reflect Executive’s new salary, effective as of March 5, 2013 and to agree to a revision to the term “Profit” contained in Section 3(b) of the Agreement;

WHEREAS, this Amendment reflects changes authorized by the Company’s Compensation Committee of the Board of Directors at its meeting in March 2013.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree to amend the Agreement as follows:

1.	Section 3 (Compensation and Benefits), subsection (a) of the Agreement is hereby amended to reflect Executive’s current salary of $600,000 per annum (the “Salary”).

2.	Section 3 (Compensation and Benefits) of the Agreement is hereby amended by deleting subsection (b) in its entirety and replacing it with the following:

(b)    Profit Bonus. (i) As of December 31 of each calendar year within the Employment Period, Executive shall receive an annual bonus equal to one percent (1%) of the Profit, as defined herein, of the Company for such calendar year (the “Profit Bonus”), provided that the Profit is no less than seventy-five (75%) percent of Profit Target, as defined herein (the “Bonus Threshold”). The Profit Bonus shall not exceed the Profit Bonus cap, which shall be the amount equal to (x) three times Executive’s then current Salary if the Profit is more than 110% of the Profit Target; (y) two times Executive’s then current Salary if the Profit is 110% or less, but greater than 100% of the Profit Target; and (z) Executive’s then current salary if the Profit is 100% or less, but equal to or greater than 75% of the Profit Target. For purposes of computing the Profit Bonus, “Profit” means the Company’s after-tax net income for the calendar year, excluding investment gains and losses, extraordinary and non-recurring income, and gain (loss) on life settlement contracts (exclusive of non-controlling interest, net of tax), as determined in accordance with generally accepted accounting principles on a consistent basis, including appropriate reserves, by the Company’s independent public accountants whose determination thereof shall be final, binding and conclusive. “Profit Target” means, for each calendar year in the

Employment Period, the greater of the Profit for the preceding calendar year and the Base Line Profit. “Base Line Profit” means the Profit of the Company for the annual period ended December 31, 2009.

3.	All other provisions of the Agreement shall remain in effect in accordance with their terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below:

AMTRUST FINANCIAL SERVICES, INC.

By: /s/ Stephen Ungar                        Date: March 22, 2013
Name: Stephen Ungar
Title:    General Counsel and Secretary

EXECUTIVE

/s/ Christopher M. Longo                    Date: March 20, 2013
Christopher M. Longo

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